Exhibit 10.14

Private & Confidential

Springview Enterprises Pte Ltd Block 203(A) Henderson Road #06-01 Henderson Industrial Park Singapore 159546 Tel: 6271 2282, Fax: 6274 9711
ROC NO: 200204769G

Date: 01/09/2005

Lee Siew Yian

732 Upper Changi Road East

#01-06 Singapore 486860

Dear,

Subject : Letter of Employment

Based on our conversation with you, we would like to confirm and welcome you to Springview Enterprises Pte Ltd as an Director with effect from 01/09/2005.

This offer is subject to the following conditions:-

Salary

You will be paid a commencing basic montly salary of $3000.

Probation period and Confirmation

You will be required to serve a period of probation of 3 months and be expected to meet the required job standards upon the expiry of the probation period. You will be appraised on your performance during your probation period. Upon successful completion, confirmation of employment will be given to you in writing.

This contract of service may be terminated by either party giving to the other on writing the required notice period or salary in-lieu of notice period as follow :-

i) During Probation	-7 day notice
ii) Upon Confirmation	-1 month’s notice

You are required to commence work on 01/09/2005.

Duties

Your duties and responsiilities shall cover all duties assigned to you, which may include assignment from any of our associated subsidiaries or related Companies and held/site office.

Timing of work

You are required to attend work from Monday to Friday from 8am - 5pm, and on Saturdays from 8am - 12pm. Lunch period is an hour can begin anytime between 12noon and 1pm.

Medical Expenses

You will entitled to take up to 14 days a year in medical leave and any medical leave must be accompanied by a doctor’s certificate. Upon producing a valid invoice, the company will pay for medical expenses of up to S$500.00 a year.

Private & Confidential

Springview Enterprises Pte Ltd Block 203(A) Henderson Road #06-01 Henderson Industrial Park Singapore 159546 Tel: 6271 2282, Fax: 6274 9711
ROC NO: 200204769G

Annual Leave

You will be entitled to 14 days annual leave per year. Maximum seven days of unconsumed leave in the first year may be carried forward to the 2nd year. However,such earned leave not taken by the end on the 2nd year will be forfeited. Leave used in excess of your earned leave shall be deemed as advance leave for the year and shall be recoverable from you upon the prenature termination of your service with the Company.

Unpaid leave shall be granted at the sole discretion of the Company. The Company reserves the right to terminate your employment without notice if you are absent from work without prior approval from the Company.

All leave applications must be made in writing and in advance via your immediate superior to the Human Resource department and shall be subjected to the approval of the Company.

Compassionate Leave

Upon confirmation, 3 working days of compassionate leave will be granted in respect of death of parent, spouse,child,brother or sister. The Company will also grant compassionate leave of only 1 day for death of grandparent or parent-in-law.

Exclusive Service

The terms of your employment with SpringView Enterprises Pte Ltd indicated that you provide exclusive service to the Company,or its clients.Employment with other organization whilst you are in service with the Company is not permitted unless specifically approved by the management.

Confidentially of Company Matters

You shall not divulge or disclose any information or knowledge obtained by you during your employment retailing to processes,formulae or secrets of the Company or its clients.

Termination

You shall at all times observe and obey the company regulations and instructions given to you. Should you be found guilty or misdemeanor,misconduct.negligence or breach of any terms and conditions of service or rules and regulations laid down by the Company, the company reserves the right to terminate your service on an immediate basis,without serving a notice period.

Upon the termination of your employment you shall return to the Company all documents, records, items and materials in your possession or custody belonging to the Company or its clients and you shall not retain any copies (including electronic or soft copies) thereof.

During your notice period, you shall handover all documents and materials relating to your work according to the prescribed checklists and ensure a smooth transition of your duties and responsibilities. If you fail to complete the above tasks within your notice period, the Company reserves the right to withhold your last payment until the hand over is completed.

Private & Confidential

Springview Enterprises Pte Ltd Block 203(A) Henderson Road #06-01 Henderson Industrial Park Singapore 159546 Tel: 6271 2282, Fax: 6274 9711
ROC NO: 200204769G

Management invites open and complete communication at all times.Your initiative and suggestions will be always appreciated,and your endeavors to take the extra step out of your job scope shall be cherished and recongnized.

We look forward to a long and mutually profitable relationship and we trust that you will find many rewarding challenges ahead in SpringView Enterprises as we look forward to welcoming you and your contribution to the Company’s growth.

If our above offer is acceptable to you, please sign and return the duplicate copy of this letter.

Yours faithfully,

Springview Enterprises Pte Ltd	Confirmed by:

/s/ Lee Siew Yian	/s/ Lee Siew Yian
Lee Siew Yian	Name:	Lee Siew Yian
(DIRECTOR)	Date:	01/09/2005

Private & Confidential

Springview Enterprises Pte Ltd Block 203(A) Henderson Road #06-01 Henderson Industrial Park Singapore 159546 Tel: 6271 2282, Fax: 6274 9711
ROC NO: 200204769G

Date: 30/06/2022

Lee Siew Yian

732 Upper Changi Road East

#01-06 Singapore 486860

Dear,

Subject: Basic Salary Increment

Based on your last performance review, it is my pleasure to inform you that your basic monthly salary will be increased from SGD$3000 to SGD$5000 with effect from 01/07/2022.

This increase is the result of your continuos contribution to the success of this company.

We recognize your efforts and would like to reward you for that.

Thank you for your contributions to the company and I also believe that this will give you an increntive to perform even better in the future.

Yours faithfully,

/s/ Heng Kong Chuan
Heng Kong Chuan
(DIRECTOR)

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